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                                                                      EXHIBIT 21


                                  SUBSIDIARIES


The subsidiaries of the Company are as follows:

    Maximilia Ltd., an Irish corporation ("Maximilia")
    Sturge Ltd., an Irish corporation ("Sturge")
    Jolly LLC, a Wyoming corporation ("Jolly")
    Paul Garnier, an Irish corporation ("Garnier")
    Jolly Alon Limited, a Moldovan corporation ("Hotel")
    Banca Commerciala pe Actiuni "Export-Import", a Moldovan
     corporation ("Bank")
    Exim Asint S.A., a Moldovan corporation ("Insurance Company")
    Intercomsoft Limited, an Irish corporation ("Intercomsoft")